Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 30, 2009.

Prospectus Supplement to the Prospectus dated April  6, 2009 and the Prospectus Supplement dated April 6, 2009 — No.

The Goldman Sachs Group, Inc. Medium-Term Notes, Series D $ Basket Linked Notes due (Linked to a Basket of the SPDR® Gold Trust and the iShares® Silver Trust)

The notes will not pay interest. The amount that you will be paid on your notes on the stated maturity date (which will be set on the trade date, and is expected to be six years after the original issue date, subject to adjustment as described elsewhere in this prospectus supplement) will be based on the performance of a weighted basket comprised of the SPDR® Gold Trust and the iShares® Silver Trust, two exchange traded funds, during the period beginning on and including the trade date through the determination date (which will be set on the trade date and is expected to be the fifth scheduled trading day prior to the stated maturity date, subject to adjustment as described elsewhere in this prospectus supplement). As more fully described below, the return on your notes is based on the performance of the basket and is subject to a cap on the upside appreciation. We refer to the SPDR® Gold Trust and the iShares® Silver Trust collectively as the “funds”.

On the stated maturity date, for each $1,000 face amount of your notes:

•

if the basket return is positive, you will receive (1) the $1,000 face amount plus (2) the $1,000 face amount times the basket return, subject to a cap on the basket return which will be determined on the trade date and is expected to be between 60% and 65%; and

•	If the basket return is negative or zero, you will receive the $1,000 face amount

The maximum payment that you could receive on the stated maturity date with respect to a $1,000 face amount note (the minimum denomination) is limited to the maximum settlement amount (an amount to be determined on the trade date, expected to be between $1,600 and $1,650). In addition, the notes will not bear interest and no other payments will be made prior to the stated maturity date.

The notes provide 100% participation in any positive basket return, subject to a cap in the positive basket return, which will be determined on the trade date and is expected to be between 60% and 65%. The basket return is determined by dividing (i) the final basket level minus the initial basket level by (ii) the initial basket level, expressed as a percentage.

The final basket level will equal the sum of the following: (1) the final SPDR® Gold Trust price divided by the initial SPDR® Gold Trust price, multiplied by the initial weighted value of the SPDR® Gold Trust plus (2) the final iShares® Silver Trust price divided by the initial iShares® Silver Trust price, multiplied by the initial weighted value of the iShares® Silver Trust. The initial SPDR® Gold Trust price and the initial iShares® Silver Trust price will be set on the trade date. The final SPDR® Gold Trust price and the final iShares® Silver Trust price are the closing price of one share of the SPDR® Gold Trust and of one share of the iShares® Silver Trust, respectively, on the determination date (subject to adjustment as described elsewhere in this prospectus supplement).

The return on your notes with respect to the funds will reflect only the percentage change, if any, of each fund beginning on and including the trade date through the determination date, subject to the initial weight of such fund in the basket.

The initial basket level will be set at 100. The initial weighted value for each of the funds will be determined on the trade date by multiplying the initial weight of such fund by the initial basket level. The expected initial weight of each fund is indicated below.

Fund	Expected Initial Weight in Basket
SPDR® Gold Trust	75%
iShares® Silver Trust	25%

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-15.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or any other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is expected to be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date of this prospectus supplement through April     , 2010. You should read “Additional Risk Factors Specific To Your Notes” on page S-7 so that you may better understand those risks.

Original issue date:             , 2009

Original issue price:     % of the face amount

Underwriting discount:     % of the face amount

Net proceeds to the issuer:     % of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional offered notes after the date of this prospectus supplement but prior to the settlement date, at an issue price, underwriting discount, and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. In addition, the notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated             , 2009.

The “SPDR” trademark is a trademark of The McGraw-Hill Companies, Inc. The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (“McGraw-Hill”). McGraw-Hill makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in the notes or the ability of the fund on which notes are based to track general stock market performance. McGraw-Hill is not responsible for and has not participated in any determination or calculation made with respect to the notes.

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). The notes are not sponsored, endorsed, sold, or promoted by BGI, its affiliate, Barclays Global Silver Trust Advisors (“BGFA”), or the iShares® Silver Trusts. Neither BGI, BGFA, nor the iShares® Silver Trusts make any representations or warranties to the owner of the notes or any member of the public regarding the advisability of investing in the notes. Neither BGI, BGFA, nor the iShares® Silver Trusts shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the notes or in connection with our use of information about the iShares® Silver Trusts.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your note, has the terms described below and under “Specific Terms of Your Notes” on page S-15. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated April 6, 2009, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Funds: the SPDR® Gold Trust (as quoted on Bloomberg page “GLD UP”) and the iShares® Silver Trust (as quoted on Bloomberg page “SLV UP”) (or, in each case, any successor or replacement service or page thereto determined by the calculation agent, in its sole discretion)

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount equal to $1,000, $             in the aggregate for all the offered notes. The aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement but prior to the settlement date

Trade date:             , 2009

Original issue date (settlement date): expected to be the fifth scheduled business day after the trade date

Initial SPDR® Gold Trust price (to be determined on the trade date):

Initial iShares® Silver Trust price (to be determined on the trade date):

Final SPDR® Gold Trust price: the closing price of one share of the SPDR® Gold Trust on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-17 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Funds” on page S-17 and “Specific Terms of Your Notes — Anti-dilution Adjustments on page S-18

Final iShares® Silver Trust price: the closing price of one share of the iShares® Silver Trust on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-17 and subject to adjustment as provided under “Specific Terms of Your Notes — De-listing, Discontinuance or Modification of the Funds” on page S-17 and “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-18

Initial basket level: 100

Initial weighted value (to be determined on the trade date): the initial weighted value for each of the funds is expected to equal the result of the initial weight of such fund times the initial basket level. The initial weight of each fund will be determined on the trade date and may differ from the expected initial weights shown in the table below:

Fund	Expected Initial Weight in Basket
SPDR® Gold Trust	75%
iShares® Silver Trust	25%

Final basket level: the final basket level will equal the sum of the following: (1) the final SPDR® Gold Trust level divided by the initial SPDR® Gold Trust level, multiplied by the initial weighted value of the SPDR® Gold Trust; and (2) the final iShares® Silver Trust price divided by the initial iShares® Silver Trust price, multiplied by the initial weighted value of the iShares® Silver Trust

Basket return: the result of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Payment amount: on the stated maturity date, for each $1,000 face amount of your notes we will pay you an amount in cash equal to:

•	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•

if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the basket return;

•	if the final basket level is equal to or less than the initial basket level, the $1,000 face amount

Cap level (to be determined on the trade date): expected to be between 160% and 165% of the initial basket level

Maximum settlement amount (to be determined on the trade date): expected to be between $1,600.00 and $1,650.00

Stated maturity date (to be determined on the trade date): expected to be six years after the original issue date, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-17

Determination date (to be determined on the trade date): expected to be the fifth scheduled trading day prior to the originally scheduled stated maturity date, unless postponed with respect to any fund as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-17

No interest: the offered notes will not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-20

Trading day: as described on page S-20

CUSIP No.:

ISIN No.:

Conflicts of Interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical basket returns on the determination date could have on the payment amount, assuming all other variables remain constant.

We have assumed for the following table and graph examples that the notes are purchased on the original issue date and held until the stated maturity date. If you sell your notes before the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Notes” on page S-7.

The following table and graph are based on basket returns that are entirely hypothetical and do not take into account any taxes you may owe as a result of owning your notes; no one can predict what the value of the funds will be on the determination date. The final basket level can appreciate or depreciate due to changes in either the SPDR® Gold Trust price, or the iShares® Silver Trust price. The information in the table, chart and examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Cap level	160.00% of the initial basket level

Maximum settlement amount	$1,600.00

No market disruption event or non-trading day occurs on the originally scheduled determination date

No change in or affecting shares of the SPDR® Gold Trust or the iShares® Silver Trust or the method by which the SPDR® Gold Trust or the iShares® Silver Trust is managed

Notes purchased on original issue date and held to the stated maturity date

Moreover, we have not yet set the initial SPDR® Gold Trust price and the initial iShares® Silver Trust price that will serve as the baselines for determining the basket return and the amount that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial SPDR® Gold Trust price and initial iShares® Silver Trust price may differ substantially from the current price of such fund. They may also differ substantially from the price of such fund at the time you purchase your notes. In addition, we have not yet set the cap level or the maximum settlement amount for your notes, and will not do so until the trade date.

For these reasons, the actual performance of the funds over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical price of each fund shown elsewhere in this prospectus supplement. For information about the level or price of each fund during recent periods, see “The Funds — Historical Closing Price of the Funds” on page S-25. Before investing in the offered notes, you should consult publicly available news sources to determine the price of each fund between the date of this prospectus supplement and your purchase of the offered notes.

Unless otherwise specified, the table and chart below also assume that there is no change in or affecting shares of the SPDR® Gold Trust or the iShares® Silver Trust or the method by which the SPDR® Gold Trust or the iShares® Silver Trust is managed, that there is no change in the relative weighting of Fund assets in a particular fund, and that no market disruption event or non-trading day occurs on the originally scheduled determination date with respect to any fund.

The levels in the left column of the table represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket levels and are expressed as percentages of the face amount of a note.

Hypothetical Final Basket Level as Percentage of Initial Basket Level	Payment Amount as Percentage of Face Amount
200.00%	160.00%
175.00%	160.00%
160.00%	160.00%
150.00%	150.00%
125.00%	125.00%
100.00%	100.00%
75.00%	100.00%
50.00%	100.00%
25.00%	100.00%
0.00%	100.00%

The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would deliver to you on the stated maturity date if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis and based on an assumed cap on the basket return of 60.00%. The chart shows that any hypothetical final basket level of less than or equal to 100.00% the initial basket level (the section left of the 100% marker on the horizontal axis) would result in a hypothetical payment amount of 100.00% of the face amount of your notes.

Further, the chart shows that any hypothetical basket level of more than 160.00% of the initial basket level (the section right of the 160% marker on the horizontal axis) would result in a capped hypothetical payment amount equal to 160.00% of the face amount of your notes.

We cannot predict the actual final basket level on the determination date or the market value of your notes, nor can we predict the relationship between price of each fund and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date and the rate of return on the offered notes will depend on the initial price of each fund, the initial weight of each fund, the cap level and the maximum settlement amount that we will set on the trade date and the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the hypothetical payment amounts shown in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the funds comprising the basket. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of This Prospectus Supplement (as Determined by Reference to Pricing Models Used by Goldman, Sachs & Co. Is Expected to Be Significantly Less Than the Original Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date of this prospectus supplement through April     , 2010. After April    , 2010, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is expected to be significantly less than the original issue price taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value Of Your Notes May Be Influenced By Many Factors” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “—Your Notes May Not Have an Active Trading Market” below.

The Potential Return on Your Notes Is Limited

The cap on the positive basket return will be set on the trade date and is expected to be between 60% and 65%. If the final basket level is greater than the initial basket level, i.e., the basket return is positive, you will participate in any such increase on a 1-to-1 basis, subject to the cap on the basket return of between 60% and 65%. As a result of the cap on the basket return, you will not benefit from any positive basket return in excess of between 60% and 65%.

If the basket return exceeds the cap, your return on the notes at maturity will be less than the return on a direct investment in the funds without taking into account dividends and taxes and other costs related to such a direct investment.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would otherwise have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

There Are Risks Associated with Investments in Securities with Concentration in a Pair of Commodities

The payment at maturity on the notes is linked exclusively to the price of shares of the funds, which are linked to the prices of gold and silver, respectively, and not to a diverse basket of commodities or a broad-based commodity index. The prices of gold and silver may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the notes are linked to a basket of two funds that are linked to prices of two commodities they carry greater risk and may be more volatile than a security linked to the prices of many commodities or a broad-based commodity index.

The Lower Performance of One Fund May Offset An Increase in the Other Fund

The basket is comprised of two exchange traded funds, which are not equally weighted. The price of the funds may also diverge, rather than move in tandem. Declines in the price of one fund may offset increases in the price of the other fund. As a result, the return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

You Have Limited Anti-dilution Protection

Goldman, Sachs & Co., as calculation agent for your notes, will adjust the final fund price for each fund for share splits and reverse share splits, and modifications but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments”. The calculation agent is not required to make an adjustment for every event that may affect the funds. Certain events and actions taken by the fund sponsors or a third party may adversely affect the price of shares of the funds and, therefore, adversely affect the value of your notes.

The Prices of the Funds are Linked to the Prices of Gold and Silver, which May Change Unpredictably and Affect the Value of the Notes in Unforeseeable Ways

The funds attempt to mirror, before fees and expenses, the performance of the price of gold and silver, respectively, and the value of the shares of the funds relates directly to the value of the gold and silver bullion held by the SPDR® Gold Trust and the iShares® Silver Trust, respectively. The gold and silver markets are generally subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention.

Gold and silver prices are subject to volatile price movements over short periods of time and are generally affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold and silver prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold and silver, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, levels of silver production and production costs in major silver producing nations such as Peru, Mexico and China, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold and silver markets. It is not possible to predict the aggregate effect of all or any combination of these factors.

Investing in the Funds is Not the Same as Investing Directly in Gold and Silver

The performance of the funds may not fully replicate the performance of the price of gold and silver due to the fees and expenses charged by the SPDR® Gold Trust and the iShares® Silver Trust or by restrictions on access to gold or silver due to other circumstances. The SPDR® Gold Trust does not generate any income and as the SPDR® Gold Trust regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each share has gradually declined over time. Similarly, the iShares® Silver Trust does not generate any income and as the iShares® Silver Trust regularly sells silver to pay for its ongoing expenses, the amount of silver represented by each share has gradually declined over time. The SPDR® Gold Trust and iShares® Silver Trust sell gold and silver, respectively, to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of gold or silver, respectively. The sale of SPDR® Gold Trust’s gold to pay expenses at a time of low gold prices or the sale of the iShares® Silver Trust’s silver to pay expenses at a time of low silver prices could adversely affect the value of the funds. Additionally, there is a risk that part or all of the SPDR® Gold Trust’s gold or the iShares® Silver Trust’s silver could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

An Investment in the Notes is Subject to Risks Associated with the London Bullion Market Association and the London Bullion Market

The price of one share of the SPDR® Gold Trust and the price of one share of the iShares® Silver Trust are closely related to the prices of gold and silver, respectively.

The net asset value of the SPDR® Gold Trust and the iShares® Silver Trust, which equal the difference between the aggregate assets and liabilities of each fund, is determined by reference to the London PM Fix for gold and silver, respectively. The London PM Fix for gold and silver are conducted by certain members of the London Bullion Market Association (“LBMA”), further described below.

In addition, the price at which gold and silver are traded on over the counter markets around the world has an effect on the value of shares in the funds. Most of such over the counter market trading clears through the London bullion market, which is the market in London on which the members of the LBMA quote prices.

Investments in commodities that are traded on non-U.S. markets involve risks associated with the markets in those countries, including risks of volatility and governmental intervention in those markets. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the U.K. Financial Services Authority and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, or if the LBMA should change any rule or bylaw or take emergency action under its rules, the market for gold and silver, and consequently the final prices of the funds, as well as the value of the notes, may be affected. The London bullion market is a principals’ market which operates in a manner more closely analogous to an over-the counter physical commodity market than a regulated futures market, and certain features of U.S. futures contracts are not present in the context of London bullion market trading. For example, there are no daily price limits on the London bullion market which would otherwise restrict fluctuations in the prices of London bullion market contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Termination of the Funds Could Adversely Affect the Value of the Notes

The underlying shares are shares of the SPDR® Gold Trust and shares of the iShares® Silver Trust. The SPDR® Gold Trust or the iShares® Silver Trust may be required to terminate and liquidate at a time that is disadvantageous to you. If the SPDR® Gold Trust or the iShares® Silver Trust is required to terminate and liquidate, such termination and liquidation could occur at a time which is disadvantageous to you, such as when the price of gold or silver, as appropriate, are lower than the price of gold or silver, as appropriate, at the time when you purchased your securities.

Economic or Political Events or Crises Could Result in Large-Scale Purchases or Sales of Gold, Which Could Affect the Price of Gold and May Adversely Affect the Value of An Investment in the Notes.

Many investors, institutions, governments and others purchase and sell gold as a hedge against inflation, market turmoil or uncertainty or political events. Under such circumstances, significant large-scale purchases or sales of gold by market participants may affect the price of gold, which could adversely affect the value of an investment in the notes.

Substantial Sales of Gold by Governments or Public Sector Entities Could Result in Price Decreases, Which Would Adversely Affect the Value of an Investment in the Notes.

Governments and other public sector entities, such as agencies of governments and multi-national institutions, regularly buy, sell and hold gold as part of the management of their reserves. In the event that economic, political or social conditions or pressures require or motivate public sector entities to sell gold, in a coordinated or uncoordinated manner, the resulting purchases could cause the price of gold to decrease substantially, which could adversely affect the value of an investment in the notes.

Possible Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The United States Congress and U.S. administrative agencies are currently considering legislation and rules that would, if enacted, substantially affect the regulation of the commodity and futures markets. Although it is unclear what form any new legislation or rules may take, it is possible that any new legislation or rules may affect the ability of market participants to participate in the commodity and futures markets to the extent and at the levels that they have in the past and may have the effect of reducing liquidity in these markets and affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes could increase the costs of participating in the commodities and futures markets. Any such changes could impact the price of gold or silver which could in turn affect the return on and the value of the funds and your notes.

The Correlation Between the Performance of the SPDR® Gold Trust and the iShares® Silver Trust and the Price of Gold Or Silver, Respectively, May Be Imperfect

A discrepancy may exist between the performance of the SPDR® Gold Trust and the iShares® Silver Trust and the price of gold or silver, respectively. In addition, because the shares of the SPDR® Gold Trust and the iShares® Silver Trust are traded on an exchange and are subject to market supply and investor demand, the market value of one share of the SPDR® Gold Trust or the iShares® Trust may differ from the net asset value per share of the SPDR® Gold Trust or the iShares® Silver Trust, respectively. Because of the potential discrepancies identified above, the SPDR® Gold Trust or the iShares® Silver Trust return may not correlate perfectly with the return on gold or silver over the same period. For more information, see “The Funds” on page S-25.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

The Payment Amount on Your Notes Is Not Linked to the Price of Each Fund at Any Time Other Than the Determination Date

The final price of each fund will be based on the closing price of one share of the SPDR® Gold Trust and the closing price of one share of the iShares® Silver Trust, respectively, on the determination date (subject to adjustments as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day”, and “— De-listing, Discontinuance or Modification of the Funds” below). Therefore, if the closing price of one share of the SPDR® Gold Trust or the closing price of one share of the iShares® Silver Trust dropped precipitously on the determination date, the payment amount for your notes may be significantly less than it would otherwise have been had the payment amount been linked to the closing price of one share of the SPDR® Gold Trust or the closing price of one share of the iShares® Silver Trust prior to such drop. Although the actual price of the funds on the stated maturity date or at other times during the life of your notes may be higher than the closing price of one share of the SPDR® Gold Trust and the closing price of one share of the iShares® Silver Trust, respectively, on the determination date, you will not benefit from the closing price of one share of the SPDR® Gold Trust or closing price of one share of the iShares® Silver Trust at any time other than the determination date.

The Market Value of Your Notes May Be Influenced by Many Factors

The following factors, many of which are beyond our control, will influence the value of your notes:

•	the price of one share of each fund;

•	the volatility — i.e., the frequency and magnitude of changes — of the price of the funds;

•

economic, financial, regulatory and political, military or other events that affect the price of the fund generally, including geopolitical conditions and economic, financial, political, regulatory or judicial events that affect gold and silver which underlies the fund or commodities markets generally, and which may affect the trading price of the fund shares;

•

global gold and silver supply and demand, which is influenced by such factors as forward selling by gold and silver producers, purchases made by gold and silver producers to unwind gold and silver hedge positions, central bank purchases and sales and productions and cost levels in major gold-producing countries such as South Africa, the United States and Australia and silver-producing countries such as Peru, Mexico and China;

•	other interest and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the funds based on their historical performance.

The Calculation Agent Can Postpone the Determination Date For Your Notes If a Market Disruption Event or a Non-Trading Day with Respect to Any Basket Component Occurs

If the calculation agent determines that, on a day that would otherwise be the determination date, a market disruption event with respect to any fund has occurred or is continuing or if such date is not a trading day for any fund, the determination date for such fund will be postponed until the first following trading day for such fund on which no market disruption event occurs or is continuing with respect to such fund, although not by more than five scheduled business days. Moreover, if the closing price of the SPDR® Gold Trust or the closing price of the iShares® Silver Trust is not available on the last possible day because of a continuing market disruption event, a non-trading day or for any other reason (other than discontinuance or modification of the funds), the calculation agent will nevertheless determine the final price for such fund, based on its assessment, made in its sole discretion, of the closing price of such fund on that day. For more information on the consequences of a market disruption event or non-trading day, see “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-17.

If the Price of Any of the Funds Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the funds comprising the basket. Changes in the price, as applicable, of those funds may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors” above.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Funds or the Fund Assets May Impair the Market Value of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged or expect to hedge our obligations under the offered notes by purchasing instruments linked to funds or the fund assets. We also expect to adjust the hedge by, among other things, purchasing or selling shares of any of the funds, and perhaps other instruments linked to any of the funds or fund assets, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to changes in the price of any of the funds or fund assets. Any of these hedging activities may adversely affect the price of the funds and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates may also engage in trading in instruments whose returns are linked to the funds or fund assets for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the price of the fund and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the price of the fund or the fund assets. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

You Will Not Have Any Shareholder Rights and May Not Have Any Rights to Receive Shares of the Funds

Investing in your notes will not make you a holder of shares of the funds. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive distributions, if any, or any other rights with respect to the funds.

Our Business Activities May Create Conflicts of Interest between Your Interests in the Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged or expect to engage in trading activities related to the funds and the fund assets that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the price of the fund, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the sponsors of the funds, including making loans to or equity investments in that company or providing advisory services to that company. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates may have published and in the future expect to publish research reports with respect to the funds. Any of these activities by any of our affiliates may affect the price of the funds and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final basket level on the determination date, which we will use to determine how much cash we must pay on the stated maturity date, and the determination date and determining whether to postpone the determination date because of a market disruption event or a non-trading day. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of a fund. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above. We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Fund Sponsors and Changes That Affect the Funds Could Affect the Amount Payable on Your Notes and Its Market Value

The policies of the fund sponsors concerning the net asset value of the funds, additions, deletions or substitutions of assets in the funds and the manner in which changes affecting the funds are reflected in the prices of the funds could affect the price of the funds and, therefore, the basket level and the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if one of the fund sponsors changes these policies, for example, by changing the manner in which it calculates the price of the relevant fund or if one of the fund sponsors discontinues or suspends calculation or publication of the relevant fund price, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the closing price of one share of one of the funds is not available on the determination date because of a market disruption event, a non-trading day or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the price of the fund or the closing price of the fund, respectively, on any such date and any subsequent trading day — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the fund price on the determination date or on any trading day and the amount payable on your notes more fully under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — De-listing, Discontinuance or Modification of the Funds” and “— Role of Calculation Agent” below.

Except to the Extent Goldman, Sachs & Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Funds, There is No Affiliation Between the Fund Sponsors and Us, and We Are Not Responsible for Any Disclosure by the Fund Sponsors

Goldman, Sachs & Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the funds, and, at any time, may hold shares of the fund. Goldman Sachs is not otherwise affiliated with the sponsors of the funds. Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the funds. You, as an investor in your notes, should make your own investigation into the funds and fund sponsors.

The fund sponsors are not involved in this offering of your notes in any way and do not have any obligation of any sort with respect to your notes. The fund sponsors do not have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the

Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Obligations for United States Federal Income Tax Purposes

The notes will be treated as a single debt instrument subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes: terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the cover page and under “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000 or integral multiples thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will not be the same as a trading day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Funds, Fund Sponsor and Fund Assets

        In this prospectus supplement, when we refer to the funds or the funds, we mean the funds specified on the front cover page, or any successor funds, as they may be modified, replaced or adjusted from time to time as described under “— Payment of Principal on Stated Maturity Date — De-listing,

Discontinuance or Modification of the Funds” below. When we refer to the fund sponsors as of any time, we mean the entity or entities, including any successor sponsors that determine and issue the funds as then in effect (currently World Gold Trust Services, LLC for the SPDR® Gold Trust and Barclays Global Investors International, Inc. for the iShares® Silver Trust). When we refer to the fund assets as of any time, we mean the assets that underlie the fund, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

On the stated maturity date, we will pay as principal, to the holder of the notes for each $1,000 face amount of your notes, an amount in cash equal to:

•	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•

if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the basket return; or

•	if the final basket level is equal to or less than the initial basket level, the $1,000 face amount.

The cap level will be set on the trade date and is expected to be between 160% and 165% of the initial basket level. The initial basket level will be set at 100. The maximum settlement amount will be set on the trade date and is expected to be between $1,600.00 and $1,6500.00, depending on the cap level.

Basket return

The basket return is calculated by subtracting the initial basket level from the final basket level and dividing the result by the initial basket level, with the result expressed as a percentage.

If the final basket level is greater than the initial basket level, i.e., the basket return is positive, you will participate in any such increase on a 1-to-1 basis, subject to the cap on the positive basket return, which will be set on the trade date and is expected to be between 60% and 65%. Consequently, the maximum payment the holder of your notes could receive at maturity is expected to be between 160% and 165% of the face amount of your notes and the holder of your notes will therefore not benefit from any positive basket return in excess of between 60% and 65%.

Initial weighted value

The initial weighted value for each of the funds will be determined on the trade date by multiplying the initial weight of the fund by the initial basket level.

Final basket level

The final basket level will equal the sum of the following: (1) the final SPDR® Gold Trust price divided by the initial SPDR® Gold Trust price, multiplied by the initial weighted value of the SPDR® Gold Trust and (2) the final iShares® Silver Trust price divided by the initial iShares® Silver Trust price, multiplied by the initial weighted value of the iShares® Silver Trust.

The initial SPDR® Gold Trust price and the initial iShares® Silver Trust price will be determined on the trade date. The expected initial weights and initial weighted values of the SPDR® Gold Trust and the iShares® Silver Trust are as shown in the table below:

Fund	Initial Price of Each Fund	Expected Initial Weight	Expected Initial Weighted Value
SPDR® Gold Trust		75%	75
iShares® Silver Trust		25%	25

Final SPDR® Gold Trust Price

The final SPDR® Gold Trust price will be the closing price of one share of the SPDR® Gold Trust on the determination date, except in the limited circumstances described under “ — Consequences of a Market Disruption Event or a Non-Trading Day” below and subject to adjustment as provided under “ — Discontinuance or Modification of the Funds” below and “— Anti-dilution Adjustments” below.

Final iShares® Silver Trust Price

The final iShares® Silver Trust price will be the closing price of one share of the iShares® Silver Trust on the determination date, except in the limited circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below and subject to adjustment as provided under “— De-listing, Discontinuance or Modification of the Funds” below and “— Anti-dilution Adjustments” below.

Stated Maturity Date

The stated maturity date will be determined on the trade date and is expected to be six years after the original issue date, unless that day is not a business day, in which case the stated maturity date will be the next following business day.

Determination Date

The determination date for your notes will be determined on the trade date and is expected to be the fifth scheduled trading day prior to the stated maturity date, unless the calculation agent determines that a market disruption event occurs or is continuing on that day, or that day is not a trading day, with respect to any fund. In that event, the determination date for such fund will be the first following trading day for such fund on which the calculation agent determines that a market disruption event does not occur and is not continuing with respect to such fund. In no event, however, will the determination date for any of the funds be postponed by more than five scheduled business days. If the determination date for any fund does not occur on the originally scheduled determination date, the determination date for your notes will occur on the latest of the determination dates for any of the funds.

Consequences of a Market Disruption Event or a Non-Trading Day

If the determination date for any of the funds is postponed to the last possible day, but a market disruption event with respect to such fund occurs or is continuing on that day or that day is not a trading day for such fund, that day will nevertheless be the determination date for such fund. If the calculation agent determines that the closing price of any of the funds comprising the basket is not available on the last possible day because of a market disruption event, non-trading day or for any other reason (other than as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— De-listing, Discontinuance or Modification of the funds below), the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the prices of the funds on that day.

A market disruption event with respect to any fund will not by itself constitute a market disruption event with respect to the other fund.

De-listing, Discontinuance or Modification of the Funds

If one of the funds is de-listed from NYSE Arca, Inc., the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to such fund. We refer to any substitute exchange traded fund approved by the calculation agent as a successor fund. If a fund is de-listed from NYSE Arca, Inc. and the calculation agent determines that no successor fund is available, then the calculation agent will, in its sole discretion, determine the appropriate closing price of one share of such fund by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the fund. If a successor fund is selected or the calculation agent calculates a price as a substitute for the fund, that successor fund or price will be substituted for the fund or price for all purposes of the notes.

If the calculation agent determines on any trading day or on the determination date that the publication of the fund is discontinued and there is no successor fund, the calculation agent will determine the amount payable on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the fund.

If at any time the fund is modified, other than in the event of a share split or reverse share split, as described under “— Anti-dilution Adjustments” below, so that it does not, in the opinion of the calculation agent, fairly represent the price of the fund had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in its sole discretion, may be necessary in order to arrive at a price of an exchange traded fund comparable to the fund, as if those changes or modifications had not been made, and calculate the closing prices with reference to shares of the fund, as adjusted.

All determinations and adjustments to be made by the calculation agent with respect to the funds may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Anti-dilution Adjustments

The calculation agent will adjust the final SPDR® Gold Trust price or the final iShares® Silver Trust price, as applicable, as described below, but only if an event described under one of the two subsections beginning with “— Share Splits” below occurs and only if the relevant event occurs during the period described under the applicable subsection.

The adjustments described below do not cover all events that could affect the final SPDR® Gold Trust price or the final iShares® Silver Trust price, as applicable. We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-dilution Protection” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the final SPDR® Gold Trust price or the final iShares® Silver Trust price. If an event requiring anti-dilution adjustment occurs for either of the two funds, the calculation agent will make the adjustment by taking the following steps with regard to such fund:

•

Step One. The calculation agent will adjust the reference amount. This term refers to the amount of shares of the fund or other property that must be used to determine the final SPDR® Gold Trust price or the final iShares® Silver Trust price, as applicable, on the determination date. For example, if no adjustment is required, the final fund price will be the closing price of one share of the fund on the determination date. In that case, the reference amount will be one share of the fund. We describe how the closing price will be determined under “— Special Calculation Provisions” below.

If an adjustment is required because one of the dilution events described in first two subsections below — these involve share splits and reverse share splits — occurs, then the final SPDR® Gold Trust price or the final iShares® Silver Trust price, as applicable, might instead be, for example, the closing price, on the determination date, of two shares of the fund or a half share of the fund, depending on the event. In that example, the adjusted reference amount would be two shares of the fund or one half share of the fund, as applicable.

If an adjustment is required due to the delisting, discontinuance or modification of the fund, the closing price of one share of the SPDR® Gold Trust or the iShares® Silver Trust, as applicable, will be adjusted as described under “ — Delisting, Discontinuance or Modification of the Funds” above.

The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the two subsections that follow.

•

Step Two. Having adjusted the reference amount in step one, the calculation agent will determine the final SPDR® Gold Trust price or the final iShares® Silver Trust price, as applicable, which will be the closing price of one share of the fund multiplied by the adjusted reference amount on the determination date.

•

Step Three. Having determined the final SPDR® Gold Trust price or the final iShares® Silver Trust price, as applicable, in step two, the calculation agent will use this price to calculate the cash settlement amount.

If more than one event requiring adjustment of the final SPDR® Gold Trust price or the final iShares® Silver Trust price, as applicable, occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the final SPDR® Gold Trust price or the final iShares® Silver Trust price, as applicable, and the adjusted final SPDR® Gold Trust price or the final iShares® Silver Trust price, as applicable, using the reference amount as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the determination date.

The calculation agent will not be required to adjust the final SPDR® Gold Trust price or the final iShares® Silver Trust price, as applicable, (or the market price) unless the adjustment would result in a change of at least 0.1% in the final SPDR® Gold Trust price or the final iShares® Silver Trust price, as applicable, (or the market price) that would apply without the adjustment. The final SPDR® Gold Trust price or the final iShares® Silver Trust price, as applicable, (or the market price) resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your notes, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result. The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the final SPDR® Gold Trust price or the final iShares® Silver Trust price, as applicable, (or the market price) for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following two subsections describe the dilution events for which the final SPDR® Gold Trust price or the final iShares® Silver Trust price, as applicable, (or the market price) is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.

Share Splits

A share split is an increase in the number of the fund’s outstanding shares without any change in its shareholders’ equity. Each outstanding share will be worth less as a result of a share split.

If the fund is subject to a share split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount — i.e., the reference amount before that adjustment — plus the product of (1) the number of additional shares issued in the share split with respect to one share of the fund times (2) the prior reference amount. The reference amount — and thus the final fund price (or the market price) — will not be adjusted, however, unless the first day on which the fund trades without the right to receive the share split occurs after the trade date and on or before the determination date.

Reverse Share Splits

A reverse share split is a decrease in the number of the fund’s outstanding shares without any change in its shareholders’ equity. Each outstanding share will be worth more as a result of a reverse share split.

If the fund is subject to a reverse share split, then once the reverse share split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount and the quotient of (1) the number of shares of the fund outstanding immediately after the reverse share split becomes effective divided by (2) the number of shares of the fund outstanding immediately before the reverse share split becomes effective. The reference amount — and thus the final fund price (or the market price) — will not be adjusted, however, unless the reverse share split becomes effective after the trade date and on or before the determination date.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including the offered notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of the securities of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of the notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the final basket level, the basket return, the final SPDR® Gold Trust price, the final iShares® Silver Trust price, market disruption events, trading days, business days, postponement of the determination date, the default amount and the payment amount on your notes to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as defined in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to the SPDR® Gold Trust or the iShares® Silver Trust, we mean a day on which (i) the NYSE Arca, Inc. is open for trading and (ii) the closing price for one share of the SPDR® Gold Trust or the iShares® Silver Trust, as applicable, is published by the NYSE Arca, Inc. (or in each case, any successor exchange thereto as determined by the calculation agent in its sole discretion).

Price

The price for any security at any time on any day will equal the sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

•	on the principal national securities exchange on which that security is listed for trading on that day, or

•	if that security is not listed on any national securities exchange, on the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market, as applicable, on that day, or

•

if that security is not quoted on the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market, as applicable, on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the price for that security at any given time on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Closing Price

The closing price for any security on any day will equal the closing sale price or last reported sale price for the security.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event:

•

a suspension, absence or material limitation of trading in the fund on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the fund, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	the fund does not trade on what was the primary market for the fund, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events with respect to any fund:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to any of the funds.

For this purpose, an “absence of trading” in the primary securities market on which shares of the SPDR® Gold Trust or the iShares® Silver Trust, or on which option or futures contracts relating to either of the funds, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of the SPDR® Gold Trust or the iShares® Silver Trust or in option or futures contracts relating to any of the funds, if available, in the primary market for shares of the SPDR® Gold Trust or the iShares® Silver Trust, or those contracts, by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to shares of the SPDR® Gold Trust or the iShares® Silver Trust, or those contracts, or

•	a disparity in bid and ask quotes relating to shares of the SPDR® Gold Trust or the iShares® Silver Trust, or those contracts,

will constitute a suspension or material limitation of trading in that funds or those contracts in that market.

As is the case throughout this prospectus supplement, references to a fund in this description of market disruption events includes the applicable fund and any successor fund as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS AND HEDGING

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and/or other instruments linked to the funds on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to one or more of the funds or fund assets. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of positions in instruments linked to one or more of the funds or fund assets,

•	may take or dispose of positions in other instruments based on indices designed to track the performance of the fund assets or other components of the commodities markets, and/or

•

may take short positions in the funds or other securities of the kinds described above — i.e., we and/or our affiliates may sell securities of these kinds that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the funds or fund assets. We expect these steps to involve sales of instruments linked to the funds on or shortly before the determination date. These steps also may involve sales and/or purchases of other instruments linked to any or all of the funds or fund assets or indices designed to track the performance of the fund assets or other components of the international commodities markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific To Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Funds or the Fund Assets May Impair the Value of Your Notes” and “ — Our Business Activities May Create Conflicts of Interest between Your Interests in the Notes and Us” above for a discussion of these adverse effects.

THE FUNDS

We have derived all information regarding the two funds contained in this prospectus supplement from publicly available information, without independent verification. The McGraw-Hill Companies, Inc. and Barclays Global Investors, N.A., respectively, own the copyright and all rights to the SPDR® Gold Trust or the iShares® Silver Trust. We are not incorporating by reference any of the websites included below nor any material they may include into this prospectus supplement, the accompanying prospectus, dated April 6, 2009, or the accompanying prospectus supplement, dated April 6, 2009.

SPDR® Gold Trust

The SPDR® Gold Trust is a trust sponsored by World Gold Trust Services, LLC. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon (formerly the Bank of New York), is the trustee of the Trust and HSBC Bank USA, N.A. is the custodian of the Trust. The SPDR® Gold Trust seeks to mirror as closely as possible the price of gold bullion, before fees and expenses. Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by the SPDR® Gold Trust pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 can be located by reference to SEC file numbers 333-158105 and 001-32356, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

The iShares® Silver Trust

The shares of the iShares® Silver Trust are issued by iShares, Inc., a registered investment company. Barclays Global Silver Trust Advisors (“BGFA”) is the investment advisor to the iShares® Silver Trust. The iShares® Silver Trust seeks to mirror as closely as possible the price of silver bullion, before fees and expenses. Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by the iShares® Silver Trust pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 can be located by reference to SEC file numbers 333-156506 and 001-32863, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

Historical Closing Price of the Funds

The respective closing price of the funds have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of any of the funds during any period shown below is not an indication that the funds are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical prices of the funds as an indication of future performance. We cannot give you any assurance that the future performance of the funds will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Moreover, in light of current market conditions, the trends reflected in the historical performance of each fund may be less likely to be indicative of the performance of such fund during the period from the trade date until the determination date and of the final price of such fund than would otherwise have been the case.

Neither we nor any of our affiliates make any representation to you as to the performance of the funds.

Before investing in the offered notes, you should consult publicly available news sources to determine the price of a share of the SPDR® Gold Trust or the price of a share of the iShares® Silver Trust between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual performance of the funds over the life of the offered notes, as well as the amount payable at maturity may bear little relation to the historical prices shown below.

The tables below show the high, low and final closing price of shares of the SPDR® Gold Trust and the high, low and final closing price of shares of the iShares® Silver Trust for each of the four calendar quarters in 2006 (beginning, in the case of the iShares® Silver Trust, April 28, 2006), 2007, 2008, and the first three calendar quarters of 2009 (through September 29, 2009). We obtained such closing prices from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Prices of Shares of the SPDR® Gold Trust

	High	Low	Close
2006
Quarter ended March 31	58.580	52.340	58.080
Quarter ended June 30	71.090	55.600	61.240
Quarter ended September 30	65.940	56.880	59.470
Quarter ended December 31	64.330	56.360	63.160
2007
Quarter ended March 31	68.150	60.140	65.770
Quarter ended June 30	68.580	63.600	64.280
Quarter ended September 30	73.470	64.380	73.470
Quarter ended December 31	83.000	71.900	82.460
2008
Quarter ended March 31	99.220	84.770	90.380
Quarter ended June 30	93.260	83.970	91.400
Quarter ended September 30	96.220	73.130	85.070
Quarter ended December 31	89.900	70.000	86.550
2009
Quarter ended March 31	97.810	79.790	90.280
Quarter ended June 30	96.360	85.220	91.180
Quarter ending September 30 (through September 29, 2009)	99.910	89.270	97.430

Quarterly High, Low and Closing Prices of Shares of the iShares® Silver Trust*

	High	Low	Close
2006
Quarter ended June 30 (beginning April 28, 2006)	14.856	9.634	11.118
Quarter ended September 30	12.988	10.605	11.435
Quarter ended December 31	14.085	10.794	12.853
2007
Quarter ended March 31	14.699	12.167	13.352
Quarter ended June 30	13.992	12.193	12.338
Quarter ended September 30	13.655	11.475	13.655
Quarter ended December 31	15.325	13.188	14.684
2008
Quarter ended March 31	20.635	15.035	17.086
Quarter ended June 30	18.167	15.996	17.259
Quarter ended September 30	18.939	10.290	11.800
Quarter ended December 31	12.380	8.880	11.250
2009
Quarter ended March 31	14.340	10.430	12.800
Quarter ended June 30	15.750	11.670	13.380
Quarter ending September 30 (through September 29, 2009)	17.140	12.500	15.890

*

Historical values for shares of the iShares® Silver Trust reflect a 10 for 1 share split authorized by the Board of Directors of iShares, Inc. for shareholders of record as of the close of business on July 21, 2008, effective after the close of trading on July 23, 2008. Fund shares began trading on a split-adjusted basis on July 24, 2008. Prices prior to July 24, 2008 shown above have been adjusted to account for this split.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus with respect to United States holders.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a regulated investment company;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns the notes as a hedge or that is hedged against interest rate risks;

•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

The notes will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income.

We have determined that the comparable yield for the notes is equal to     % per annum, compounded semi-annually, with a projected payment at maturity of $             based on an investment of $1,000. Based on this

comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, you would be required to report the following amounts as ordinary income from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
, 2009 through December 31, 2009	$	$
January 1, 2010 through December 31, 2010	$	$
January 1, 2011 through December 31, 2011	$	$
January 1, 2012 through December 31, 2010	$	$
January 1, 2013 through December 31, 2013	$	$
January 1, 2014 through December 31, 2014	$	$
January 1, 2015 through , 2015	$	$

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment obligations) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange, or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange, or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the notes in market making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $            . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on , 2009, which is expected to be the fifth scheduled business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to the third business day before delivery will be required, by virtue of the fact that the notes are initially expected to settle in ten business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998 as amended, the “FIEL”) and Goldman, Sachs & Co. has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

Page
Summary Information	S-2
Conflicts of Interest	S-3
Hypothetical Examples	S-4
Additional Risk Factors Specific To Your Notes	S-7
Specific Terms of Your Notes	S-15
Use of Proceeds and Hedging	S-24
The Funds	S-25
Supplemental Discussion of Federal Income Tax Consequences	S-27
Employee Retirement Income Security Act	S-30
Supplemental Plan of Distribution	S-31

Prospectus Supplement dated April 6, 2009

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-21
Supplemental Plan of Distribution	S-22
Validity of the Notes	S-24

Prospectus dated April 6, 2009

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	64
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc	89
Legal Ownership and Book-Entry Issuance	94
Considerations Relating to Securities Issued in Bearer Form	100
Considerations Relating to Indexed Securities	104
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	107
Considerations Relating to Capital Securities	110
United States Taxation	113
Plan of Distribution	136
Employee Retirement Income Security Act	139
Validity of the Securities	139
Experts	140
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	140

$

The Goldman Sachs Group, Inc.

Basket Linked Notes due

(Linked to a Basket of the SPDR® Gold Trust and the iShares® Silver Trust)

Medium-Term Notes, Series D

Goldman, Sachs & Co.